UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Amendment No. 1 to Schedule 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(g))

☐	Definitive Information Statement
☒	Amendment to Definitive Information Statement

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of Securities to which Transaction applies: N/A
2)	Aggregate number of securities to which Transaction applies: N/A
3)	Per unit price or other underlying value of Transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
4)	Proposed maximum aggregate value of Transaction: N/A
5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

5 Cowboys Way, Suite 300

Frisco, Texas 75034 (972) 217-4080

Dear Stockholder:

This letter and accompanying information statement is being furnished to the stockholders of APPIPHANY TECHNOLOGIES HOLDINGS CORP., a Nevada corporation (the “Company,” “we,” or “our”), to inform them of certain corporate actions intended to be taken by the Company.  This statement amends and restates the information which was provided in the Definitive Information Statement filed February 4, 2020.  Specifically, all references to the shares of the Company’s preferred stock being subject to the 100-1 reverse stock split have been removed as such references were included erroneously.  It also corrects other typographical errors found therein.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

The corporate actions described in the accompanying information statement were approved by our Board of Directors (the “Board”) and by the written consent of holders of a majority of our issued and outstanding common stock.  Under Section 78.320 of the Chapter 78 of the Nevada Revised Statutes (“NRS”), and our Bylaws, as the same may be amended from time to time, we may effect the corporate actions described in the accompanying information statement without a meeting or vote of our stockholders if stockholders holding a majority of our issued and outstanding common stock have consented to such actions in writing.  Accordingly, we are not asking for your vote on these matters and the accompanying information statement is being furnished solely for the purpose of informing you of the corporate actions described therein before they take effect.

The corporate actions described in the accompanying information statement include an amendment and restatement of the Company’s Articles of Incorporation to

1.Change the name of the Company to “Verde Bio Holdings, Inc.”

2.Effect a 100-for-1 reverse split of our common stock.

Stockholders who own fewer than 100 shares of our common stock immediately before the effective time of the reverse stock split will no longer hold any of such shares after the transactions and instead will be entitled to receive $0.10 cash for each such share.  The Company expects to pay approximately $23.90 in the aggregate to purchase approximately 239 shares of common stock in the transactions (approximately 0.000137% of our total outstanding shares), and to thereby reduce the number of record stockholders of the company from approximately 41 to approximately 12.  Each of these estimates uses the mean of a range of possible outcomes that we calculated using certain assumptions about shares held in street name.

 The accompanying information statement contains details of the corporate actions described above.  You are urged to read it carefully and in its entirety.

The accompanying information statement is first being mailed to our stockholders on or after January 10, 2020 to stockholders of record as of that date.  The corporate actions described therein was to take effect no earlier than 20 calendar days after the accompanying information statement is first mailed to our stockholders.  The action was effective with the State of Nevada on February 6, 2020 and ultimately was effective with FINRA and the OTC on May 21, 2020.

Thank you for your continued support.

Sincerely,

/s/ Scott Cox, Chief Executive Officer

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

INFORMATION STATEMENT

CONCERNING CORPORATE ACTIONS AUTHORIZED BY WRITTEN
CONSENT OF STOCKHOLDERS OWNING A MAJORITY
OF SHARES OF VOTING SECURITIES ENTITLED TO VOTE THEREON

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

This Information Statement is being furnished to the stockholders of Appiphany Technologies Holdings Corp., a Nevada corporation ("Company," "we' or "us"), to advise them of the corporate actions described herein, which have been authorized by the written consent of holders of a majority of the Company's common stock. This action is being taken in accordance with the requirements of the Chapter 78 of the Nevada Revised Statutes- Private Companies ("NRS").

The Company's Board of Directors determined that the close of business on January 29, 2020 is the record date ("Record Date") for the stockholders entitled to notice about the action authorizing a reverse split of the Company's currently outstanding common stock on a basis of 100-for-1 and the rounding to the nearest share for fractional interests as herein provided. The foregoing action is referred to herein individually as the "Action" or collectively as the "Actions".

Under Section 78.320 of the NRS, any action required or permitted by the NRS to be taken at an annual or special meeting of stockholders of a Nevada corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the approval of the Actions must be given to those stockholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting.

On January 9, 2020, the owner of record of an aggregate of 500,000 shares of the Company's Class A Preferred Stock, which have voting preferences equal to 10,000 shares of common stock for each share of Class A Preferred Stock.  Based upon the voting preference, approximately 97% of the voting securities, executed and delivered to the Company a written consent authorizing and approving each of the Actions.

Accordingly, all of the above Actions have been approved by holders representing approximately 97% of the voting stock. As such, no vote or further action of the stockholders of the Company is required to approve the Actions. You are hereby being provided with notice of the approval of the Actions by less than unanimous written consent of the stockholders of the Company. However, under federal law, these Actions were effective at least 20 days after this Information Statement was first sent to stockholders or on or after February 14, 2020.

On January 9, 2020, the Board of Directors approved each of the Actions and authorized the Company's officers to deliver this Information Statement.

The executive offices of the Company are located at 5 Cowboys Way, Suite 300, Frisco, Texas 75034and the Company’s telephone number is (972) 217-4080.

This original Information Statement was mailed to stockholders on or about February 14, 2020 and was furnished for informational purposes only.

INTEREST OF PERSONS IN MATTERS TO BE ACTED UPON

No officer or director or principal shareholder has a substantial or material interest in the favorable outcome of these Actions other than as discussed herein.

VOTING SECURITIES

The Company had shares of its common stock issued and outstanding at the time of the stockholder action. As of the date of the stockholder action, there were 174,289,717 shares of common stock issued and outstanding, 500,000 issued and outstanding shares of Class A Preferred Stock and 530,000 shares of issued and outstanding shares of Class B Preferred Stock.

Each share of common stock and Series B Preferred Stock is entitled to one vote on all matters submitted to the holders of common stock for their approval.  The holders of the Class A Preferred Stock are entitled to 10,000 common votes for each share of Class A Stock held. The consent of the holders of a majority of the Company’s common stock was necessary to authorize each of the Actions described herein.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the number of shares of our common stock and preferred stock owned beneficially as of April 30, 2019 by: (i) each of our directors; (ii) each of our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock and preferred stock.  Unless otherwise indicated, the shareholders listed below possess sole voting and investment power with respect to the shares they own.  As of  April 30, 2019, we had 107,425,524 shares of common stock and 500,000 shares of convertible Series A preferred stock issued and outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (2)
Common Stock	Media Convergence Group, LLC (3) 1951 Logan Ave. Salt Lake City, UT 84108	195,000	0.18%

Common Stock	Rob Sargent (3) 1951 Logan Ave. Salt Lake City, UT 84108	103,750	0.10%

Common Stock	All Officers and Directors as a Group (1 Person)	298,750	0.28%

Series A Preferred Stock	Media Convergence Group, LLC (3) 1951 Logan Ave. Salt Lake City, UT 84108	500,000	100%

Series A Preferred Stock	All Officers and Directors as a Group Stock (1 Person)	500,000	100%

(1) The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Based on 107,425,524 issued and outstanding shares of common stock and 500,000 shares of Series A Preferred stock as of April 30, 2019.

(3).    Rob Sargent was the Company's President CEO, CFO, Secretary, Treasurer, and Director on April 30, 2018.  His beneficial ownership included 103,750 shares of common stock and 500,000 shares of Series A Preferred stock.   Effective November 22, 2019, Scott Cox purchased the 500,000 shares of Series A Preferred Stock from Rob Sargent and became the Chief Executive Officer of the Company.  These shares are now held by Scott Cox and Scott Cox is the sole officer of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership of the Company's securities with the SEC on Forms 3 (Initial Statement of Beneficial Ownership), 4 (Statement of Changes of Beneficial Ownership of Securities) and 5 (Annual Statement of Beneficial Ownership of Securities). Directors, executive officers and beneficial owners of more than 10% of the Company's common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Except as otherwise set forth herein, based solely on a review of the copies of such forms furnished to the Company, or written representations that no reports were required, the Company believes that for the fiscal year ended April 30, 2019, beneficial owners complied with the Section 16(a) filing requirements applicable to them in that each officer, director and beneficial owner of 10% or more of the Company's securities filed the applicable Forms 3, 4 or 5 with the SEC.

DIRECTORS AND OFFICERS

The following table sets forth certain information for the proposed incoming directors and incoming officers after the forthcoming change in officers and directors.

Name	Age	Positions(s)
Executive Officers
Scott Cox	47	Chief Executive Officer, Secretary

             The Board of Directors is comprised of only one class. All of the directors serve for a term of one year and until their successors are elected at the Company’s annual shareholders’ meeting and are qualified, subject to removal by the Company’s shareholders. Each executive officer serves, at the pleasure of the Board of Directors, for a term of one year and until his successor is elected at a meeting of the Board of Directors and is qualified.

             Our Board of Directors believes that its members encompass a range of talent, skill, and experience sufficient to provide sound and prudent guidance with respect to our operations and interests. The information below with respect to our Directors and Officer includes each director’s and officer’s experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he or she should serve as a director and/or executive officer.

The following describes the business experience of the director and executive officers prior to their appointments:

Scott Cox- Director, Chief Executive Officer - Mr. Cox has over 20 years of experience in the management and operations of public and private companies. Most recently, Scott served as the President and COO of NewBridge Global Ventures, Inc, (OTC: NBGV) from October 2017 to September 2018, where he led a transition into the legal cannabis space and successful reverse merger with a family owned consortium of companies. Since October 2015, Mr. Cox has served as a Principal in Basin Capital, Inc., a private family office focused on the acquisition and divestiture of oil and gas properties and various entrepreneurial ventures. Prior to Basin Capital, from July 2013 to October 2015, Mr. Cox served as Vice President of Land for Breitling Energy Corporation (OTC: BECC) where he was instrumental in acquiring over $20 million in producing and non-producing oil and gas properties. Prior to that he served as Director of Operations for Frontier Oilfield Services, Inc from September 2012 where he helped lead a public company acquisition and roll-up of 2 privately owned oilfield service companies. Mr. Cox attended Eastern New Mexico University where he studied Business Administration.

Terms of Office

             Mr. Cox was appointed as a director effective January 6, 2020 to serve a one-year term and to hold office until the next annual general meeting of the Company’s shareholders or until removed from office in accordance with the Company’s Bylaws (“Bylaws”) and the provisions of the NRS. The Company’s directors hold office after the expiration of his or her term until his or her successor is elected and qualified, or until he or she resigns or are removed in accordance with the Company’s Bylaws and the provisions of the NRS.

             The Company’s officers will hold office until removed by the Board of Directors in accordance with the Company’s Bylaws and the provisions of the NRS.

Certain Relationships and Transactions

             There are no family relationships between any of our current directors or executive officers and the proposed Incoming Directors and Incoming Officers. During our fiscal year ended December 31, 2017, the previous fiscal year and the interim period ended July 31, 2018, there were no transactions with related parties other than as noted below. To our knowledge, and except as set forth below, the proposed Incoming Officers are not currently directors of the Company, do not hold any position with the Company, and have not been involved in any material proceeding adverse to the Company or its subsidiary or have a material interest adverse to the Company or its subsidiary, or any transactions with the Company or any of its directors, executive officers, affiliates, or associates that are required to be disclosed pursuant to the rules and regulations of the SEC.

Other than the Share Purchase, there has been no transaction, since May 1, 2019, or currently proposed transaction, in which our Company was or is to be a participant and the amount involved exceeds $1,000, being the lesser of $120,000 or one percent of our total assets at April 30, 2019, and in which any of the following persons had or will have a direct or indirect material interest:

(a)any director or executive officer of our company;

(b)any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities;

(c)any person who acquired control of our company when it was a shell company or any person that is part of a group, consisting of two or more persons that agreed to act together for the purpose of acquiring, holding, voting or disposing of our common stock, that acquired control of our company when it was a shell company; and

(d)any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

Review, Approval or Ratification of Transactions with Related Persons

             Although we have adopted a Code of Ethics, we still rely on our Board of Directors to review related party transactions on an ongoing basis to prevent conflicts of interest. Our Board of Directors reviews transactions in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our Board of Directors for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our Board of Directors approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

Director Independence

             Our board of directors currently consists of a single member, Scott Cox, who is not considered to be independent. We are not currently subject to listing requirements of any national securities exchange that has requirements that a majority of the board of directors be “independent.” Nevertheless, our board of directors has determined that all of our directors qualify as “independent” directors in accordance with listing requirements.  In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

To our knowledge, there have been no events under any bankruptcy act, criminal proceedings and no federal or state judicial or administrative orders, judgments, decrees or findings, no violations of any federal or state securities laws, and no violation of any federal commodities law material to the evaluation of the ability and integrity of any director (existing or proposed), executive officer (existing or proposed), promoter or control person of the Company during the past 10 years.

To our knowledge, there are no material proceedings to which any director (existing or proposed), officer (existing or proposed), affiliate of the Company, any holder of 5% or more of our currently outstanding common stock, any associate of any such director or officer, or any affiliate of such security holder that is adverse to us or has a material interest adverse to us. There are no family relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past 10 years:

 1.A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

 2.Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

 3.Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

 i.Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.Engaging in any type of business practice; or

iii.Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

 4.Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

 5.Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

 6.Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

 7.Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

 i.Any Federal or State securities or commodities law or regulation; or

ii.Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

 8.Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Meetings and Committees of the Board

             All proceedings of the Board of Directors are conducted by resolutions consented to in writing by the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the NRS and the Bylaws of our Company, as valid and effective as if they had been passed at a meeting of the directors duly called and held.  We do not presently have a policy regarding director attendance at meetings.

Our Board of Directors has not established an Audit, Compensation, Nominating or Governance Committee, in part because our Board of Directors believes that, at this stage of our development, our sole director should be actively involved in the matters which would be addressed by such a committee. We may, in the future, establish a Compensation, Nominating or Governance Committee. We believe each of the directors serving on our Audit Committee is an independent director pursuant to NASD Rule 4200(a)(15).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of the outstanding Shares to file reports of ownership and changes in ownership concerning their Shares with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Family Relationships

             There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Nominations to the Board of Directors

             Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board of Director candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, diversity, and personal integrity and judgment. While we seek a diversity of experience, viewpoints and backgrounds on the Board, we have not established a formal policy regarding diversity in identifying directors.

Leadership Structure and Role on Risk Oversight

             Mr. Scott Cox serves as the Company’s Chief Executive Officer and as the sole director.  We determined this leadership structure was appropriate for the Company due to our small size and limited operations and resources. The directors evaluate the Company’s leadership structure and modify such structure as appropriate based on the size, resources, and operations of the Company.  Our Board of Directors are exclusively involved in the general oversight of risks that could affect our Company.

Board and Executive Compensation

The following table sets forth information for the three months ended October 31, 2019 and for the years ended April 30, 2019 and 2019, regarding the compensation awarded to, earned by or paid to the Company’s non-employee directors.  Compensation for those directors that also are part of the Company’s management team is set forth in the section entitled “Executive Compensation” below.  Our directors receive no extra compensation for their service on our Board of Directors.

 Summary Compensation Table

Name and Principal Position	Fiscal Year Ended 4/30	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Rob Sargent (1) President, CEO, CFO, Director, Secretary and Treasurer	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2018	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)Mr. Sargent was appointed as President, CEO, CFO, and a director of the Company on October 13, 2014.   During the year ended April 30, 2018 and 2019, Mr. Sargent received no cash or equity compensation.  Effective as of November 22, 2019, Mr. Sargent sold his shares and resigned as an officer of the Company.  Mr. Sargent resigned as a director effective January 6, 2020.

Employment Contracts

The Company has not entered into any employment contracts with any of its officers.  As of April 30, 2019 and 2018, there were no outstanding options of the Company.

REVERSE SPLIT

On January 9, 2020, holders representing approximately 97% of the voting securities took action by written consent to authorize a reverse split to reduce the number of shares of outstanding common stock at the rate of granting 1 share for every 100 shares of common stock exchanged then outstanding (“Reverse Split”).

On January 9, 2020, the Board of Directors authorized the Reverse Split.

The Reverse Split will change neither the number of authorized shares of common stock or preferred stock nor the par value per share. None of the rights of the common stock or preferred stock are being changed as a result of the Reverse Split and, therefore, the rights of the holders of common stock and preferred stock will remain unchanged, including the right of one vote for each share of common stock in any action requiring a vote of the holders of common stock, the right of the holders of the Class A Preferred Stock to have 10,000 common votes for each share of Class A Preferred Stock, the liquidation rights of the preferred stock and the right to receive dividends when and if declared by the Board of Directors.

The Company is presently authorized under its Articles of Incorporation to issue 5,000,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Company is not proposing to reduce the number of authorized shares of common stock or preferred stock. The Reverse Split does not affect the preferred stock.  Following the Reverse Split, there will be approximately 1,742,897 shares of common stock outstanding, 500,000 shares of Class A Preferred Stock outstanding and 530,000 shares of Class B Preferred Stock outstanding. The Company will have unissued shares of both common and preferred stock for future issuance.

Stockholders holding fewer than 100 shares of the Company’s common stock immediately prior to the effective time of the Reverse Split will no longer own such shares after the Reverse Split and instead will be entitled to receive a cash payment from the Company of $0.10 for each such share, without interest (see “Cash Out of Stockholders Holding Fewer Than 100 Common Shares and Fractional Share Treatment”  “Effects of the Reverse Split”).

All stockholders of the Company, other than stockholders holding fewer than 100 shares of Company common stock immediately prior to the effective time of the Reverse Split, will hold after the Reverse Split a number of shares of the Company’s common stock equal to 1/100th of the number of shares of Company’s common stock held prior to the Reverse Split.  Shareholders will not receive fractional shares and all fractional shares will be rounded either up or down to the nearest whole share.  (see “Effect of the Reverse Split”).

The Reverse Split will be effected by the Company filing the Restated Articles.  The Company intends to file the Amended and Restated Articles of Incorporation with the Nevada Secretary of State of the State of Nevada promptly after the twentieth day after the date this Information Statement has first been sent to stockholders, which was on or about February 6, 2020.

There is no intention to take the Company private because of the Reverse Split or otherwise.  Stockholders do not have any dissenter or appraisal rights in connection with the Reverse Split.

CASH OUT OF STOCKHOLDERS HOLDING FEWER THAN 100 COMMON SHARES AND FRACTIONAL SHARE TREATMENT

The Company's Board of Directors approved a cash-out of those stockholders of record as of February 14, 2020 holding fewer than 100 shares of common stock to prevent those stockholders from holding fractional shares after the reverse split.

Each stockholder owning fewer than 100 shares of common stock immediately before the effective time of the Reverse Stock Split will receive from the Company $0.10 in cash, without interest, for each of such shares of common stock; and (b) each stockholder owning of record 100 or more shares of common stock immediately before the effective time of the Reverse Split will, after the Reverse Split, hold the number of shares of common stock equal to 1/100th of the number held prior to the Reverse Split.

For purposes of the Reverse Split, we will presume that shares held by a discrete owner are held distinct from shares held by any other owner except where the names of the owners are the same or substantially similar and the Company has reason to believe based on the holder’s addresses or other indications that the shares are held by the same record owner.  The shares held in any account that holds of fewer than 100 shares immediately prior to the effective time of the Reverse Split will be purchased in the Reverse Split.

The Company shall have full discretion and exclusive authority (subject to its right and power to delegate or assign such authority or any related task or responsibility to any other person) to:

●make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of effecting the Reverse Split; and

 ●resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time of the Reverse Split. All such determinations by Reverse Split shall be final and binding on all parties, and no person or entity shall have any recourse against Reverse Split or any other person or entity with respect thereto.

No fractional shares will be issued for any fractional share interest created by the Reverse Split and held by a stockholder with more than 1 share after the Reverse Split; fractional interests created by the Reverse Split will be rounded to the nearest whole share.

REASONS FOR REVERSE SPLIT AND SPECIAL TREATMENT

The Company believes the recent per share price of the common stock may have an adverse effect on the marketability of its existing shares and the amount and percentage of transaction costs paid by individual stockholders.

The Company believes that the Reverse Split may also be advantageous to the Company and its stockholders, because it may provide the opportunity for higher share prices based upon fewer shares outstanding. It is also a factor that most brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commissions on the purchase or sale of lower priced stocks may also represent a higher percentage of the price than the brokerage commission on higher priced stocks.

As a general rule, potential investors who might consider making investments in the Company may be unwilling to do so when the company has a large number of shares issued and outstanding with little or no stockholders' equity. In other words, the "dilution" which new investors would suffer would discourage them from investing, as a general rule of experience. A reduction in the total outstanding shares may, without any assurance, make the Company's capitalization structure more attractive.

There is no assurance that any effect on the price of the Company's common stock will result, or that the market price for the Company's common stock, immediately or shortly after the Reverse Split becomes effective, will rise, or that any rise which may occur will be sustained. The Company is proposing the steps it deems the best calculation to meet the market attractively; however, the Company cannot control the market's reaction. Further, there can be no assurances given that a higher market price, if it occurs as a result of the Reverse Split, will encourage more broker-dealers or investors to become involved in the Company's common stock.

It should also be noted that the liquidity of the Company's common stock might be adversely affected by the Reverse Split given the reduced number of shares of common stock that would be outstanding after the Reverse Split. The Company's Board of Directors anticipates, however, that the expected higher market price as a result of the Reverse Split will reduce, to some extent, the negative effects on the liquidity and marketability of the Company's common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Through the Reverse Split, these stockholders holding less than 100 shares will be cashed out, which will reduce the total number of stockholders in the Company which will reduce future expenses associated with such stockholders.

EFFECT OF REVERSE SPLIT

The following table sets forth the effect of the reverse split and the special treatment being afforded to Eligible Holders to preserve round lot stockholders.

TABLE SHOWING EFFECT OF 1 FOR 100 REVERSE SPLIT

NUMBER OF SHARES HELD BY NUMBER OF SHARES HELD BY
STOCKHOLDER STOCKHOLDER
PRIOR TO REVERSE SPLIT AFTER REVERSE SPLIT

Less than 100 shares 0 (Cashed Out)

100 or more shares 1 share for each 100 Shares
(rounded to the nearest whole share)

Under the Reverse Split, the number of authorized shares of common stock and preferred stock will not be reduced. This will increase significantly the ability of the Company's Board of Directors to issue authorized and unissued shares of common stock and preferred stock without further stockholder action. The issuance in the future of such additional authorized shares of common stock and preferred stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding shares of common stock and preferred stock. The effective increase in the number of authorized but unissued shares of common stock and preferred stock may be construed as having an anti-takeover effect by permitting the issuance of common stock or preferred stock to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions the Company's Articles of Incorporation or Bylaws.

The Company believes that the Reverse Split will reduce the number of record common stockholders from approximately 41 to approximately 12 but will not reduce the number of preferred stockholders.  The Company also believes that the holders of approximately 29 common shares will receive cash in exchange for all of their shares in the Reverse Split.  Each of these estimates uses the mean of a range of possible outcomes that the Company calculated using certain assumptions about shares held in street name.  Based on these estimates, the number of outstanding shares of common stock will decrease from 174,289,717 shares, as of January 10, 2020, to approximately 1,742,897 shares post-Reverse Split.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT

General

All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property (see “– No Appraisal or Dissenters’ Rights; Escheat Laws,” below).  No service charges or brokerage commissions will be payable by stockholders in connection with the Reverse Split. The Company will not pay any interest on any cash amounts payable to its stockholders as a result of the Reverse Split.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our common stock in street name.  Notwithstanding anything to the contrary contained in this Information Statement, the bank, broker or other nominee holding your shares may have its own internal procedures with respect to transactions like the Reverse Split that may lead to a different result.   For example, your nominee may also hold shares for other beneficial owners of our common stock such that, in the aggregate, the nominee holds 100 or more shares, and the nominee may not be obligated to treat the Reverse Split as affecting the holdings of each individual beneficial owner.  In that case, you would not receive cash for your shares.  Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Holders of Certificated Shares of Common Stock

Promptly after the Reverse Split, the Company will mail to each stockholder, based on information available to the Company, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Company) and instructions to effect the surrender of the certificates in exchange for the cash payment payable with respect to such certificates, if any or the issuance of a new certificate.  Upon surrender of a certificate for cancellation to the Company, if any, together with such letter of transmittal, duly completed and executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a cash payment payable with respect to the shares formerly represented by such certificate or a new certificate, and the certificate so surrendered shall be canceled.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE COMPANY. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.

REGULATORY APPROVALS

The Company is not aware of any material governmental or regulatory approval required for completion of the Reverse Split, other than compliance with the relevant federal and state securities laws and the corporate laws of the state of Nevada.

NO APPRAISAL OR DISSENTERS’ RIGHTS; ESCHEAT LAWS

Stockholders do not have appraisal or dissenters’ rights under Nevada state law or the Company’s Articles of Incorporation or Bylaws in connection with the Reverse Split.  The Company does not intend to obtain counsel or appraisal services for unaffiliated stockholders at the expense of the Company.

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to the Company, or who do not return their common stock certificate(s) and request payment therefore, generally will have a period of years (depending on applicable state law) from the effective date of the Reverse Split in which to claim the cash payment payable to them.  Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by the records of the Company, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state.  If the Company does not have an address for the holder of record of the shares being purchased in the Reverse Split, then unclaimed payments to such holders, would be turned over to the Company’s state of incorporation, the state of Nevada, in accordance with its escheat laws.

ACCOUNTING CONSEQUENCES

Upon the Reverse Split becoming effective, the par value per share of common stock and preferred stock would remain unchanged at $0.001 per share. As a result, on the effective date of the Reverse Split, the stated capital on the Company's balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The net income or loss and net book value per share of common stock will be increased because there will be fewer shares of common stock outstanding. It is not anticipated that any other accounting consequences would arise as a result of the reverse split.

REQUIRED CONSENT

On January 9, 2020, the reverse split was approved by the written consent of the holder of all of the Class A Preferred Stock, which has a voting preference equal to 10,000 common votes for each share of Class A Preferred Stock, or approximately 97.9% of the voting shares.   On January 9, 2020, the Board of Directors approved the reverse split. The approval of the reverse split requires the affirmative vote of a majority of the shares of voting securities outstanding and entitled to vote. As such, no vote or further action of the stockholders of the Company is required to approve the reverse split. You are hereby being provided with notice of the approval of the reverse split by less than unanimous written consent of the stockholders of the Company.

Promptly after the twentieth day after the date this Information Statement has first been sent to stockholders, the Company intends to set the effective date for the reverse split and take all other required actions to complete the reverse split consistent with the foregoing.

FINANCIAL INFORMATION

The audited financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2018 and the unaudited interim financial statements included in the Company’s Quarterly Report on Forms 10-Q are incorporated in the Information Statement by Reference.

COST OF THIS INFORMATION STATEMENT

The costs associated with the preparation, filing, printing and distribution of this information statement and the payment of any cash payments to stockholders will be paid by the Company.

AVAILABLE INFORMATION

Please read all the sections of this information statement carefully. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information filed by the company with the SEC may be inspected without charge at the public reference section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of this material also may be obtained from the SEC at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these materials may be obtained from the SEC's website at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The following documents, which are on file with the Commission (Exchange Act File No. 000-16075) are incorporated in this Information Statement by reference and made a part hereof:

(i) Annual Report on Form 10-K, for the fiscal year ended April 30, 2018.

(ii) Quarterly Report on Form 10-Q for the period ended July 31, 2018.

(iii) Quarterly Report on Form 10-Q for the period ended October 31, 2018.

(iv) Quarterly Report on Form 10-Q for the period ended January 31, 2019.

(v) Annual Report on Form 10-K for the fiscal year ended April 30, 2019.

(vi) Quarterly Report on Form 10-Q for the period ended July 31, 2019.

(vii) Quarterly Report on Form 10-Q for the period ended October 31, 2019.

(viii) Quarterly Report on Form 10-Q for the period ended January 31, 2020.

The Annual Report and the Quarterly Reports contain important information about the Company and its financial condition.

All documents filed by the company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement and prior to the effective date hereof shall be deemed to be incorporated by reference in this information statement and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this information statement and filed with the Commission prior to the date of this information statement shall be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein, or in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this information statement.

The Company will provide without charge to each person to whom this information statement is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to the Company at 5 Cowboys Way, Suite 300, Frisco, Texas 750341, and its telephone number is (972) 217-4080.

APPIPHANY TECHNOLOGIES HOLDINGS CORP.

By Order of the Board of Directors

/s/ Scott Cox

Chief Financial Officer